EXHIBIT 11

                   COMPUTATION OF PER SHARE EARNINGS (LOSS)
                    (In thousands, except per share data)


                                                   Fiscal year ended March 31,
                                                 -------------------------------
Primary Per Share Earnings (Loss)                  1997        1996       1995
                                                 -------     -------    --------

Average shares outstanding during period          19,873      19,879     19,680
                                                 =======     =======    =======


Net income (loss)                                $ 2,635     $(3,984)   $ 1,193

Undeclared cumulative dividends on
  preferred stock                                   (647)     (1,342)    (2,065)

Excess carrying amount and cumulative
  undeclared dividends of Preferred Stock
  over consideration                              10,580       4,954      3,968
                                                 -------     -------    -------


Net income (loss) applicable to common shares    $12,568     $  (372)   $ 3,096
                                                 =======     =======    =======


Primary earnings (loss) per common and common equivalent share:

  Net income (loss) per common and common
    equivalent share                             $   .63     $  (.02)   $   .16
                                                 =======     =======    =======

                                    EXHIBIT 11

                COMPUTATION OF PER SHARE EARNINGS (LOSS) (Cont'd)
                      (In thousands, except per share data)

                                                    Fiscal year ended March 31,
                                                  ------------------------------
Fully Diluted Per Share Earnings                    1997       1996       1995
                                                  --------   --------   --------



Average shares outstanding during period           19,873     19,879     19,680

Dilutive effect of convertible securities
  computed by the "if converted" method:
  Series A preferred stock                            126        338        338
  Series B & C preferred stock                      1,986      9,931     14,585
                                                  -------    -------    -------
                                                   21,985     30,148     34,603
                                                  =======    =======    =======



Net income (loss)                                 $ 2,635    $(3,984)   $ 1,193

Adjustment for repurchase of Senior
  Preferred Stock                                    (522)        --       (413)

Excess carrying amount and cumulative
  undeclared dividends of Preferred Stock
  over consideration                               10,580      4,954      3,968
                                                  -------    -------    -------

Net income applicable to common shares            $12,693    $   970    $ 4,748
                                                  =======    =======    =======


Fully diluted earnings per common and
  common equivalent share:

  Net income per common and common
    equivalent share                              $   .58    $   .03    $   .14
                                                  =======    =======    =======